EXHIBIT 99.1

    Dell Enhances its Commitment to High-Performance Computing with Planned Acquisition of Alienware Corporation; Alienware Will Operate as a Wholly Owned
                      Subsidiary Under Existing Management

    ROUND ROCK, Texas--(BUSINESS WIRE)--March 22, 2006--Dell (NASDAQ:DELL) announced today it has entered into a definitive agreement to acquire Alienware to further satisfy the growing number of consumers and businesses seeking the highest-performance PC products, including those used for gaming and multimedia digital content management. Terms of the planned purchase will not be disclosed.
    Dell said Alienware will operate as a wholly owned subsidiary following completion of the transaction and will maintain its own product development, product marketing, sales, technical support and other operations as well as brand. The management and founders of Alienware will continue to operate the company as a standalone unit of Dell.
    "Alienware's products are an excellent complement to Dell's own line of high-performance computers designed for gaming, enthusiast and media content customers. In addition to offering high-quality, high-performance products, Alienware has tremendous brand appeal with consumers and creative business professionals," said Michael Dell, chairman.
    "Alienware has a legacy of success designing the highest-performance PCs using bleeding-edge technologies and innovative industrial design," said Nelson Gonzalez, CEO of Alienware. "We believe that Alienware will realize significant advantages from Dell's world-class supply chain and operational efficiencies. They will allow us to continue to satisfy our core customers with the most innovative and highest-performing PCs, and ultimately extend the reach and appeal of the Alienware brand."

    About Dell

    Dell Inc. (NASDAQ:DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any computer company, placing it No. 28 on the Fortune 500. Company revenue for the last four quarters was $56 billion. For more information, visit www.dell.com. To get Dell news direct, visit www.dell.com/RSS.

    About Alienware

    Alienware offers unique and award-winning technology products that incorporate state-of-the-art components, innovative engineering and design, and unprecedented customer service. Alienware has been recognized by INC 500 as one of the fastest growing private companies in the US, won the Shoppers Choice Award as the Best Performance Desktop by Computer Shopper's reader survey and also received a PC Magazine's Reader's Choice Award in its 18th Annual Reader Survey. Alienware systems are available direct within the United States, Europe, Australia, and New Zealand. For more information, please visit www.Alienware.com/business or call 1-800-ALIENWARE (254-3692).

    CONTACT: Dell, Round Rock
             Jess Blackburn, 512-725-0187
             jess_blackburn@dell.com
             or
             Bob Pearson, 512-728-3256
             bob_pearson@dell.com
              or
             Alienware
             Winnie Wong, 305-251-9797, ext. 4532
             winnie_wong@Alienware.com
             or
             Mark Vena, 305-251-9797, ext. 4610
             mark_vena@Alienware.com